UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2017

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Park Sorrento, Suite 410

Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Internal Review.

During the preparation of the Company’s Form 10-Q for the nine months ended March 31, 2017, misstatements were identified in the previous financial statements relating to the recording of revenue in the proper period. The Company determined that the Company’s quarterly financial statements for the quarters ended September 30, 2015, December 31, 2015, September 31, 2016 and December 31, 2016 should no longer be relied upon.

On August 31, 2015, the Company signed a consulting services agreement by which the Company would provide a model office at the customer’s data center which would include a base installation of the Company’s NFS Ascent product, along with certain agreed upon services. The Company received €1,800,000, approximately $2,024,000, as a non-refundable fee, which was received in two equal payments. The Company then entered into a 10-year contract with the same customer on December 21, 2015. The Company recorded the revenue for the model office in the periods that the cash was received. However, since the two contracts were with the same customer and signed within a short period of time, and both contracts stipulate an offset of payments made for services provided for the model office, the two contracts should have been combined and accounted for as a single contract. Revenue was recognized on the percentage-of-completion method in accordance with Accounting Standards Codification (“ASC”) 605-35 for this arrangement. As a result, for the quarter ended September 30, 2015, license revenue was overstated by $591,119 and for the quarter ended December 31, 2015 license revenue was understated by $406,146.

On December 21, 2015, the Company signed a 10-year contract for a 12 country installation of its NFS Ascent product which included a perpetual license, continued maintenance on the existing product and then maintenance on NFS Ascent upon installation. The Company did not appropriately apply the percentage-of-completion method for this arrangement in accordance with ASC 605-35. As a result, for quarter ended September 30, 2016, license revenue was understated by $1,953,935 and for the quarter ended December 31, 2016, license revenue was overstated by $1,580,529.

The Company charges maintenance revenue on the license value plus any additional customization that the customer may require. For one customer, the Company did not increase the maintenance fee for the additional customization that was performed during the year. This resulted in an understatement of maintenance revenue of $88,888, $96,085, and $120,976 for the quarters ended September 30, 2015, December 31, 2015, and September 30, 2016, respectively. Maintenance revenue was overstated by $198,797 for the quarter ended December 31, 2016.

The need for the restatement was determined on or about May 19, 2016 and management together with the Company’s audit committee determined to address this change as soon as possible.

The Chief Financial Officer, after consultation with the audit committee, has discussed the matters disclosed in this Current Report on Form 8-K with its independent accountant, Squar Milner. The corrected financial information for the quarters ended September 30, 2015, December 31, 2015, September 30, 2016 and December 31, 2016 have been amended and restated in the 10Q for the period ending March 31, 2017 which is being filed concurrently herewith. The necessary amended 10-Q’s will be filed as soon as practicable.

A copy of this disclosure was provided to Squar Milner. The Company undertakes to amend this 8-K to include Squar Milner’s letter to the Commission regarding its position on the statements contained herein.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:	May 22, 2017	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:	May 22, 2017	/s/ Roger Almond
ROGER ALMOND
Chief Financial Officer